UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 22, 2011
EATON CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

Eaton Center
Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
(216) 523-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
1. At a meeting held on February 22, 2011, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) established corporate performance criteria which will be used to determine the aggregate maximum amount of 2011 incentive compensation awards under the Senior Executive Incentive Compensation Plan (the “Plan”). The Plan participants consist of the Chief Executive Officer and those officers reporting directly to him. At the same meeting, the Committee established 2011 individual participant percentages of the aggregate incentive amount, corporate performance goals and individual incentive target amounts. Under the Plan, the Committee may use its discretion to reduce an individual participant’s share of the aggregate maximum amount based on the results under the corporate performance goals and individual performance ratings. For 2011, the aggregate maximum amount has been set by the Committee equal to 2% of the registrant’s 2011 net income, and the corporate performance goals established by the Committee for 2011 are specific Cash Flow Return on Gross Capital and Earnings Per Share targets, weighted equally. The individual percentage shares of the aggregate maximum amount for the currently serving executive officers who were named in the summary compensation table of the registrant’s 2010 Proxy Statement (the “Named Executive Officers”) and who participate in the Plan, range from 9% to 31%. Participants in the Plan are not eligible to participate in the registrant’s Executive Incentive Compensation Plan (the “EIC Plan”) which covers the remaining officers and approximately 1,800 other employees of the registrant. One Named Executive Officer, Joseph Palchak, participates in the EIC Plan and the Committee established a target amount for 2011 for him equal to 76% of his base pay.
2. Also on February 22, 2011, the Committee approved grants and established individual targets for the 2011-2014 Award Period under the Section 162(m) qualified long-term Executive Strategic Incentive Plan (the “ESI Plan”). The aggregate amounts at target for the Named Executive Officers range from $0 (with respect to Joseph P. Palchak who announced his decision to retire at the end of June, 2011) to $3,500,000. Awards are expressed in the form of phantom common share units, although payouts, if any, will be made in cash, unless the participant has elected to defer receipt of such payment. On February 22, 2011, the Committee established corporate performance objectives for the 2011-2014 award period under the ESI Plan, consisting of specific Cash Flow Return on Gross Capital and Earnings Per Share targets. The actual amount of the payments will depend upon the performance of the registrant against these targets and the market value of the registrant’s common shares. The registrant has maintained the ESI Plan for many years in order to provide key senior executives with incentives to achieve demanding long-term corporate objectives and in order to attract and retain executives of outstanding ability.
3. Also at the February 22, 2011 meeting, the Committee approved goals under the Supplemental Executive Strategic Incentive Plan (the “Supplemental ESI Plan”) consisting of specific Cash Flow Return on Gross Capital and Earnings Per Share targets for 2011 of the 2008-2011 Award Period with respect to incentive opportunities previously approved by the Committee and discussed in the registrant’s Current Report on Form 8-K dated March 2, 2009. The Supplemental ESI Plan was adopted by the Committee in July 2008 in order to provide supplemental long-term awards for partially-completed award periods to newly-elected or promoted senior officers. These awards could not be granted under the Section

162(m) qualified ESI Plan, primarily because the performance metrics are not able to be established within 90 days of the beginning of the award period. The Supplemental ESI Plan was amended in February, 2009 in order to enable it to be used to grant long-term awards that are not under the Section 162(m) qualified ESI Plan. The purpose of these awards is to ensure that the outstanding four-year awards previously granted under the ESI Plan continue to serve their intended retention and incentive purposes.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation
Date: February 28, 2011	/s/ R. H. Fearon
R. H. Fearon
Vice Chairman and Chief Financial and Planning Officer